Exhibit 10.108 Littelfuse, Inc. Summary of Non-Employee Director Compensation For the 2018 fiscal year, non-employee directors were paid an annual retainer of $70,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance at meetings. No fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board leadership, as shown below: Board Leadership Role Annual Retainer Lead Director $20,000 Board Chairman $50,000 Audit Committee Chairperson $20,000 Compensation Committee Chairperson $15,000 Nominating and Governance Committee Chairperson $10,000 Technology Committee Chairperson $10,000 In addition to cash compensation, each non-employee director receives an annual equity grant under the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) valued at approximately $120,000. The equity grant is comprised of (1) one-third stock options that vest equally on the first three annual anniversaries of the grant date, have an exercise price equal to the fair market value of our common stock on the date of grant, and expire seven years from the grant date, and (2) two-thirds restricted stock units (“RSUs”) that are granted upon the non-employee director’s election or reelection to the Board at the Company’s annual meeting that vest equally on the first three annual anniversaries of the grant date. For the fiscal 2019 year, in consultation with our independent compensation consultant, the following changes were made to non-employee director compensation to better align with peer group practices: ■ Non-employee annual retainer increased to $75,000 ■ Annual equity grant value increased to $140,000